UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
August 10, 2012

NorthStar Real Estate Income Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54671	26-4141646
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)	Identification No.)

399 Park Avenue, 18th Floor, New York, New York 10022
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 547-2600

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On August 10, 2012 (the “Closing Date”), NorthStar Real Estate Income Trust, Inc. (the “Company”), through a subsidiary, directly originated a $43.3 million senior loan (the “Senior Loan”) secured by three contiguous office properties totaling 618,774 square feet, located proximate to the state capitol in the central business district of Richmond, Virginia (“SunTrust Center”).  The proceeds of the Senior Loan were used to partially refinance SunTrust Center and to fund reserves for tenant improvements and leasing commissions.

The owner of SunTrust Center (the “Owner”) started its business in 1989 and has a long track record of owning and managing office properties throughout the Southeastern United States (approximately nine million square feet), which includes the acquisition of SunTrust Center in 2007 for $75.6 million.  Since acquiring SunTrust Center, the Owner has invested over $4.3 million of additional capital to maintain and improve that property.

SunTrust Center is 69% leased, 51% of which is leased to SunTrust Banks, Inc. (“SunTrust”) through December 2017, with eight consecutive renewal options for five years each. Excluding one approximately 132,000 square foot building that is mostly vacant and targeted for near-term sale by the Owner, the remaining property is 79% leased, of which 65% is leased to SunTrust. SunTrust has been a tenant in the property since 1998 (SunTrust's name and logo appear on the property) and is an investment-grade rated company, which provides stability to SunTrust Center’s cash flow.  The Senior Loan bears interest at a floating rate of 6.0% over the one-month London Interbank Offered Rate (the “LIBOR Rate”), but at no point shall the LIBOR Rate be less than 1.0%, resulting in a minimum interest rate of 7.0% per annum. The Company earned an upfront fee equal to 1.0% of the Senior Loan and will earn a fee equal to 1.0% of the outstanding principal amount at the time of repayment.

The initial term of the Senior Loan is 36 months, with two one-year extension options available to the Owner, subject to the satisfaction of certain performance tests and the payment of a fee equal to 0.25% of the amount being extended for each extension. The Senior Loan may be prepaid in whole or in part during the first 24 months, provided the Owner pays the remaining interest due on the amount prepaid through the first 24 months.  Thereafter, the Senior Loan may be prepaid in whole or in part without penalty.

SunTrust Center’s loan-to-value ratio (“LTV Ratio”) is approximately 64%.  The LTV Ratio is the amount loaned by the Company to the Owner over the current appraised value of the property.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

Date: August 15, 2012	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
General Counsel and Secretary